UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2017

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Jeffrey M. Platt as President, Chief Executive Officer and Director.

On October 16, 2017, Tidewater Inc. (the “Company”) announced that Jeffrey M. Platt has resigned from his position as the Company’s President and Chief Executive Officer and as a member of the Company’s board of directors (the “Board”), effective October 15, 2017. Larry T. Rigdon, one of the Company’s directors, will serve as the Company’s President and Chief Executive Officer on an interim basis, effective October 16, 2017.

In connection with Mr. Platt’s retirement, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Platt effective October 15, 2017. Subject to his non-revocation of, and continued compliance with, the Separation Agreement, Mr. Platt will be entitled to a cash separation payment equal to $1.22 million, which represents the sum of his current annual base salary and target annual bonus, to be paid in a lump sum following the effectiveness of the Separation Agreement. Mr. Platt will also be entitled to a prorated annual bonus in the amount of $77,458 for the period beginning April 1, 2017 and ending October 15, 2017, which will be paid in the first quarter of fiscal year 2018, when annual bonuses are paid to senior executives of the Company. In addition, Mr. Platt will be entitled to payment of his vested accrued benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) and an additional payment of approximately $830,000 representing the difference between his vested SERP payment and the calculation of his SERP payment without applying provisions of the SERP that would have reduced his benefits for an early retirement prior to age 62. Mr. Platt is also entitled to his vested benefits under the Company’s Supplemental Savings Plan, as well as any other accrued but unpaid compensation and benefits, including accrued but unused vacation time, under the Company’s benefit plans and programs in accordance with their terms. Mr. Platt will also be entitled to continued participation in the Company’s group health plan at the active employee rate until he attains age 62. Mr. Platt has agreed that he has no further rights in any Company plans. The Company has agreed to pay up to a maximum of $40,000 of Mr. Platt’s legal fees incurred in connection with review and negotiation of the Separation Agreement. The Separation Agreement also provides for a mutual release of all claims between Mr. Platt on the one hand, and the Company and its affiliates and related parties on the other, arising through the date of the Separation Agreement, as well as customary post-employment obligations including mutual nondisparagement, nondisclosure of confidential information, nonsolicitation of employees and business relations, and noncompetition.

Appointment of Larry T. Rigdon as President and Chief Executive Officer.

As noted above, on October 16, 2017, the Company announced the appointment of Larry T. Rigdon, a current member of the Company’s Board, to serve as President and Chief Executive Officer of the Company on an interim basis, effective October 16, 2017. Mr. Rigdon will perform the functions of President and Chief Executive Officer of the Company until the Company has chosen a long-term successor to serve in such roles.

Mr. Rigdon, age 69, has served as a member of the Board since July 2017. Mr. Rigdon has nearly 40 years of experience in the offshore oil and gas industry. Mr. Rigdon worked as a consultant for FTI Consulting from 2015 to 2016 and for Duff and Phelps, LLC from 2010 to 2011. He served as the Chairman and Chief Executive Officer of Rigdon Marine from 2002 to 2008. Previously at the Company, Mr. Rigdon served as an Executive Vice President from 2000 to 2002, a Senior Vice President from 1997 to 2000, and a Vice President from 1992 to 1997. Before working at the Company, he served as Vice President at Zapata Gulf Marine from 1985 to 1992, and in various capacities, including Vice President of Domestic Divisions from 1983 to 1985, at Gulf Fleet Marine from 1977 to 1985. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC. He formerly served as a director of Jackson Offshore Holdings, Terresolve Technologies, Gulfmark Offshore, and Rigdon Marine.

As a former Tidewater executive, Mr. Rigdon currently receives fixed retirement benefits from the Company (including pension plan payments, benefits under the Supplemental Executive Retirement Plan, and life insurance benefits), with a total annual value of approximately $127,670.

In connection with Mr. Rigdon’s appointment, on October 16, 2017, the Company entered into an Employment Agreement with Mr. Rigdon (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Rigdon will serve as President and Chief Executive Officer of the Company from October 16, 2017, until the Company’s appointment of his successor to serve in such roles, or such earlier date determined by either party in accordance with the terms of the Employment Agreement. Mr. Rigdon will receive a base salary at an annual rate of $240,000. The Employment Agreement also contemplates the grant of a long-term incentive award to Mr. Rigdon under the Company’s 2017 Stock Incentive Plan, and on October 16, 2017, Mr. Rigdon received a grant of time-based restricted stock units (“RSUs”) valued at $360,000 on the date of grant, which will vest in four equal quarterly installments. Mr. Rigdon will also be eligible to participate in the Company’s short-term incentive plan, with a target annual bonus opportunity equal to $600,000, prorated for partial years. The specific targets and metrics for the short-term incentive opportunity have not yet been determined.

Upon a termination of employment without “cause” (as defined in the Employment Agreement) prior to October 15, 2018, Mr. Rigdon will be entitled to a lump-sum severance payment equal to the base salary that would have been paid to him from the date of termination through October 15, 2018, but for such earlier termination, and any unvested portion of Mr. Rigdon’s grant of RSUs will vest in full.

The foregoing is only a summary of the arrangements described herein, does not purport to be complete and is qualified in its entirety by reference to the full text of the underlying documents governing such arrangements.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release, dated October 16, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Dated: October 17, 2017